EXHIBIT 99

Contact:

Diane Huggins

Vice President, Communications

(615) 920-7651

LIFEPOINT HOSPITALS NAMES FORMER CMS ADMINISTRATOR
MARILYN B. TAVENNER TO BOARD OF DIRECTORS

Brentwood, Tennessee (April 17, 2015) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that Marilyn B. Tavenner has been named to its Board of Directors.

In commenting on the appointment, William F. Carpenter III, Chairman and Chief Executive Officer of LifePoint Hospitals, said, “On behalf of LifePoint, I am thrilled to welcome Marilyn to our Board of Directors.  Marilyn brings an unparalleled understanding of the hospital industry and the evolving regulatory environment through which our Company and associated providers are navigating.  Most importantly, she is an avid supporter of innovation and finding ways to improve the quality of care provided in communities around the country.  We are proud to add her passion, knowledge and experience to the leadership of our company.”

Tavenner served in leadership roles for the Centers for Medicare and Medicaid Services (CMS) for five years from February 2010 until February 2015. She was Administrator of CMS from May 2013 to February 2015, following her service as CMS Acting Administrator from the time of her nomination by President Obama in December 2011 until her confirmation by Congress in May 2013. She also served as Principal Deputy Administrator of CMS from February 2010 to December 2011.

Prior to her service with CMS, Tavenner was Secretary of Health and Human Resources of the Commonwealth of Virginia from January 2006 to February 2010. Preceding her government service, Tavenner worked for Hospital Corporation of America (HCA) for 25 years in a number of capacities, most recently as President of HCA’s Outpatient Services Group from January 2004 to January 2006. Prior to that, Tavenner served as a Division President, Market President, hospital CEO and Director of Nursing for HCA.

Tavenner has served on the Boards of several organizations, including the American Hospital Association and the Greater Richmond Partnership, which attracts business to the city and its surrounding counties.

The appointment of Tavenner increases the size of LifePoint Hospitals’ Board from nine to ten members. She will serve on the Board’s Audit and Compliance Committee, Compensation Committee, Corporate Governance and Nominating Committee and Quality Committee.

About LifePoint Hospitals

LifePoint Hospitals, Inc. is a leading hospital company focused on providing quality healthcare services close to home.  Through its subsidiaries, LifePoint operates more than 60 hospital campuses in 21 states.  With a mission of “Making Communities Healthier®,” LifePoint is the sole community hospital provider in the majority of the communities it serves.  More information about the Company, which is headquartered in Brentwood, Tennessee, can be found on its website, www.LifePointHospitals.com.  All references to “LifePoint,” “LifePoint Hospitals,” or the “Company” used in this release refer to LifePoint Hospitals, Inc. or its affiliates.